Exhibit 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer

925-979-3979

Longs Drug Stores Corporation Announces

Preliminary Agreement to Settle Purported Class Action Lawsuits

WALNUT CREEK, CA (June 8, 2004) – Longs Drug Stores Corporation (NYSE:LDG) announced today that it has reached a preliminary agreement to settle two purported class action lawsuits relating to the calculation of earned overtime wages for certain of the Company’s former and current store managers and assistant store managers in the State of California.

The lawsuits alleged that the Company improperly classified such employees as exempt under California’s wage and hour laws. The recent settlement, which addresses claims dating back to 2000 and is still subject to court approval, fully resolves all claims brought by the plaintiffs in these California lawsuits. Longs will make a cash settlement payment of $11 million to cover claims by eligible class members, plaintiff attorneys’ fees and costs, payments to the named plaintiffs, and costs of a third-party administrator. In addition, the Company expects to incur additional costs for its defense and applicable employer payroll taxes. While the matter is still subject to final court approval, the Company is estimating that earnings for the second quarter ending July 29, 2004 will be reduced by $0.20 to $0.23 per diluted share. The Company does not expect the settlement to have a material impact on its cost structure going forward.

Commenting on the settlement, William J. Rainey, Senior Vice President and General Counsel stated, “While the Company denies all liability in these cases, it has agreed to the settlement in order to resolve all of the Plaintiffs’ claims without engaging in protracted litigation. Longs Drug Stores is one of numerous companies that have faced similar types of lawsuits in California in recent years. Given the unique aspects of California wage and hour laws, which differ significantly from Federal and other state laws, we believe this settlement is in the Company’s best interest.”

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, capital expenditures, store remodeling and store openings and are indicated by such words or phrases as “projects, expects, estimates, goals,” or similar words or phrases. These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, consumer demand, the opening of new stores, consumer reaction to remodeled stores, the success of Longs’ advertising and merchandising strategies, labor unrest in the same or competitive industries, the impact of pending or future litigation, natural or manmade disasters, competition from new and existing retail drug stores, maintaining satisfactory relationships with vendors, the ability of the Company to execute its previously announced initiatives, action or inaction of legislative or other governmental bodies or agencies, the Company’s ability to achieve real-time visibility into its inventories, and other factors detailed from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission (SEC). Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 471 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

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